NKGEN BIOTECH, INC.
INSIDER TRADING POLICY
Adopted by the Board of Directors: September 29, 2023
Effective: September 29, 2023

Policy Principles
•Employees, directors, officers and designated consultants (each a “Covered Person,” and collectively, “Covered Persons”) of NKGen Biotech, Inc. and its subsidiaries (together, the “Company”) (or any other person or entity subject to this Policy, as defined below) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in the Company’s securities.
•Covered Persons (or any other person or entity subject to this Policy) who are aware of material nonpublic information relating to the Company may not directly or indirectly engage in transactions in the Company’s securities, or in the securities of other publicly traded companies, including but not limited to a customer or supplier of Company or an economically-linked company such as a competitor of Company, except as permitted by this Insider Trading Policy (this “Policy”) and applicable law.
•Covered Persons (or any other person or entity subject to this Policy) may not directly or indirectly disclose material nonpublic information outside of the Company, to persons such as family, friends, business associates and investors, unless the disclosure is made in accordance with a specific Company policy that authorizes such disclosure.
•Covered Persons (or any other person or entity subject to this Policy) may not directly or indirectly disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information.
•Covered Persons (or any other person or entity subject to this Policy) may not directly or indirectly recommend the purchase or sale of any Company’s securities.
•Covered Persons (or any other person or entity subject to this Policy) may not directly or indirectly assist anyone engaged in the above activities.
•Changes to this Policy require approval by the Company’s Board of Directors or a duly appointed committee of the Board of Directors.
Policy Q&A
Policy Scope and Purpose
Q:     Why do we have an insider trading policy?
A:     During the course of your relationship with the Company, you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships, including but not limited to a customer or supplier of Company or an economically-linked company such as a competitor of Company. Material nonpublic information may give you, or someone to whom you pass that information, an advantage over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This Policy sets forth guidelines with respect to transactions in Company securities, or the securities of other applicable publicly traded companies, including but not limited to a customer or supplier of Company or an economically-linked company such as a competitor of Company, by persons subject to this Policy.
Q:     Who is subject to this Policy?
A:     This Policy applies to you and all other Covered Persons. This Policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.
In addition, if you are an officer or director of the Company, or an employee or designated consultant of the Company (“Specified Persons”), you and your Related Persons are subject to the “quarterly trading blackout periods” described below. Each quarterly trading blackout period will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter (or, if that day is not a trading day, then the end of the preceding trading day) and end after two (2) full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter.
Q:     Whose responsibility is it to comply with this Policy?
A:     Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or in the securities of other publicly traded companies, including but not limited to a customer or supplier of Company or an economically-linked company such as a competitor of Company, while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Q:     What transactions are subject to this Policy?
A:     This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Insider Trading and Material Nonpublic Information
Q:    What is insider trading?
A:    Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If, during the course of your relationship with the Company, you become aware of material nonpublic information about the Company or another publicly traded company that the Company has a business relationship with, including but not limited to a customer or supplier of Company or an economically-linked company such as a competitor of Company, and you trade in the Company’s or such other company’s securities, you have broken the law and violated our insider trading policy.
Q:    Why is insider trading illegal?
A:    If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.
Q:    What is material nonpublic information?
A:    Information is material if it would influence a reasonable investor to buy or sell a stock, bond future or other security. This could mean many things: financial results, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy. It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would likely have the same effect on others. Keep in mind that both positive and negative information can be material.

Q:    What are examples of material information?
A:    There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this Policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•financial results or forecasts;
•acquisitions, dispositions or other strategic transactions;
•events regarding the Company’s securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in the Company’s dividend policies or amounts);
•major contracts or contract cancellations;
•gain or loss of a license agreement or other contract with customers or suppliers;
•changes or new corporate partner relationships or collaborations;
•pricing changes or discount policies;
•status of product candidate development or regulatory approvals;
•clinical data relating to products or product candidates;
•timelines for pre-clinical studies or clinical trials;
•regulatory developments;
•new product releases, features or processes;
•significant product problems or security incidents, including recalls;
•top management or control changes;
•financial restatements or significant write-offs;
•employee layoffs;
•a disruption in the Company’s operations or breach or unauthorized access of the Company’s property or assets, including its facilities or information technology infrastructure;
•tender offers or proxy fights;
•actual or threatened major litigation, U.S. Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;

•impending bankruptcy;
•communications with government agencies; and
•changes in patents, trademarks or other intellectual property rights.
Q:     When information is considered public?
A:     The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then the information would be considered to be publicly disseminated by the time trading begins on Friday. If we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with the Company’s Corporate Disclosure Policy.
Q:    Who can be guilty of insider trading?
A:    Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.
Q:    What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A:    The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.
Q:    Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?
A:    No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
Q:     What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?
A:    The laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this Policy. That is called “tipping.” You are the “tipper”, and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the Company or other publicly traded companies, including but not limited to a customer or supplier of Company or an economically-linked company such as a competitor of Company, with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the Internet about the Company or companies with which the Company does business.
You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no Covered Person (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that material nonpublic information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).
Q:     What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?
A:    That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security related to the Company’s common stock, since that could be a form of tipping.
Q:     Does this Policy or the insider trading laws apply to me if I work outside the U.S.?
A:    Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Covered Person, our policies apply to you no matter where you work.

Q:    Am I restricted from trading securities of any publicly traded companies other than the Company, for example a customer or competitor of the Company?
A:    Yes, you may be restricted from doing so due to your awareness of material nonpublic information. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a publicly traded company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another publicly traded company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.
Q:    So if I do not trade Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A:    Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Company stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
Q:    So when can I buy or sell my Company securities?
A:    If you are aware of material nonpublic information, you may not buy or sell common stock of the Company until two (2) full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of this Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in securities of the Company on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in securities of the Company on Monday. As discussed further below, even if you are not aware of any material nonpublic information, you may not trade common stock of the Company during any trading “blackout” period. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.
Blackout Periods
Q:     What is a quarterly trading blackout period?
A:    To minimize the appearance of insider trading by the Company’s officers, directors, Specified Persons, and their Related Persons, we have established quarterly trading blackout periods during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in the Company securities. That means that, except as described in this Policy, all officers, directors, Specified Persons, and their Related Persons will be able to trade in the Company securities only during limited open trading window periods that generally will begin after two (2) full trading days have elapsed since the public dissemination of the

Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in the Company securities if you are otherwise in possession of material nonpublic information.
Q:     What are the Company’s quarterly trading blackout periods?
A:    Each quarterly trading blackout period will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter (or, if that day is not a trading day, then the end of the preceding trading day) and end after two (2) full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter.
Q:     Can the Company’s quarterly trading blackout periods change?
A.     The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer (or interim Chief Financial Officer) or General Counsel (if available), there exists undisclosed information that would make trades by officers, directors, Specified Persons or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
Q:    Does the Company have blackout periods other than quarterly trading blackout periods?
A:     Yes. From time to time, an event may occur that is material to the Company and is known by only a few officers, directors and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer (or interim Chief Financial Officer) or General Counsel (if available) may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.
Q:     If I am subject to a blackout period and I have an open order to buy or sell the Company securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?
A:     No, unless it is in connection with a Trading Plan (as defined below). If you have any open orders when a blackout period commences other than in connection with a Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a Trading Plan, you will have violated this Policy and may also have violated insider trading laws.
Q:    Am I subject to trading blackout periods if I am no longer an employee, director, officer or consultant of the Company?
A:     It depends. If your employment with the Company ends during a trading blackout period, then you will be subject to the remainder of that blackout period and you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to the trading blackout period after you leave the Company, you should not trade in the Company’s securities or the securities of other public companies engaged in business transactions with the Company if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.
Q:    Are there any exceptions to this policy?
A:    A Covered Person who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the General Counsel (or if there is no General Counsel, the Chief Financial Officer or interim Chief Financial Officer). Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the General Counsel (or, if there is no General Counsel, the Chief Financial Officer or interim Chief Financial Officer) concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned. An exception will not be granted during an event-specific trading blackout. The quarterly and event-driven trading blackouts do not apply to those transactions to which this Policy does not apply.
Q:    Can I exercise options granted to me by the Company, or participate in a Company employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?
A:     Yes. You may purchase shares by exercising your options or participating in a Company employee stock purchase plan, but you may not tender or sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not tender shares for net-settlement of options or effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information. This policy also applies to an employee’s initial election to participate in the Company’s employee stock purchase plan (“ESPP”), changes to an employee’s election to participate in the ESPP for any enrollment period, or to the subsequent sale of the stock acquired pursuant to the ESPP.

Q:    What tax withholding transactions are not restricted by this Policy?
A:     This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units (“RSUs”) issued by the Company. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
Q:    May I own shares of a mutual fund that invests in the Company?
A:    Yes.
Q:     Are mutual funds holding the Company common stock subject to the trading blackout periods?
A:     No. You may trade in mutual funds holding the Company stock at any time.
Q:    What are the rules that apply to 10b5-1 Automatic Trading Programs?
A:    Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as permitted by the Company, any person may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, an eligible person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and the Company’s 10b5-1 Trading Plan Guidelines at a time when the Company was not in a trading blackout period and the person was not otherwise aware of any material nonpublic information relating to the Company. Moreover, all Trading Plans must be reviewed and approved by Company before being established to confirm that the Trading Plan complies with all pertinent Company policies and applicable securities laws.
Q:     Are purchases of Company stock in a 401(k) plan allowed by this Policy?
A:     This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company’s stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your stock fund balance in the Company; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Margin Accounts, Pledging Shares, Hedging and Other Speculation in Company Stock

Q:     Can I purchase Company securities on margin or hold them in a margin account?
A:     No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase Company securities. Holding the Company’s securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase Company common stock on margin or hold it in a margin account at any time.
Q:     Can I pledge my Company shares as collateral for a loan?
A:     No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.
Q:     What is problematic about margin accounts and pledged securities?
A:     Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
Q:     Can I hedge my ownership position in the Company?
A:     No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by this Policy.
Q:    Why are hedging transactions prohibited?
A:     Such transactions may permit a person subject to this Policy to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.
Q:     Am I allowed to trade derivative securities of the Company’s common stock?
A:     No. You may not trade in derivative securities related to the Company’s common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of Company common stock or in any other inherently speculative transactions with respect to the Company’s stock at any time.
Q:    What are derivative securities?
A:     “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under the Company’s equity compensation plans, which are not derivative securities for purposes of this Policy.
Q:    What is short selling?
A:    “Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
Q:    Why does the Company prohibit trading in derivative securities and short selling?
A:     Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. The Company is dedicated to building stockholder value; short selling the Company’s common stock conflicts with its values and would not be well-received by its stockholders.
Q:     What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?
A:     The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.
Q:     What are the concerns about standing and limit orders?
A:     Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “quarterly trading blackout periods” and “event-specific trading blackouts” provisions above.
Pre-Clearance of Transactions in Company Stock
Q:    Who is required to pre-clear and provide advance notice of transactions?
A:    In addition to the requirements above, all officers, directors, and other persons who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Coordinator, as identified in the Company's 10b5-1 Trading Plan Guidelines at least two (2) business days in advance of the proposed transaction. The Compliance Coordinator will then determine whether the transaction may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within three (3) business days will require new pre-clearance.
Q:     Are individuals subject to pre-clearance required to provide advanced notice of stock option exercises?
A:     Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Coordinator. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.
Q:     What additional requirements apply to individuals subject to Section 16?
A:     Officers and directors who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
Sanctions and Other Information
Q:    What happens if I violate this Policy?
A:     Violating the Company’s policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company.
Q:    What are the sanctions if I trade on material nonpublic information or tip off someone else?
A:     In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
Q:    What is “loss avoided”?
A:     If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q:    How long does this Policy apply to me?
A:    This Policy continues to apply to your transactions in the Company’s securities and the securities of other applicable public companies as more specifically set forth in this Policy, even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.
Q:     Who should I contact if I have questions about this Policy or specific trades?
A:     You should email the Company’s Chief Operating Officer, Pierre Gagnon, at pierre.g@nkgenbiotech.com.
Q:     Do changes to this Policy require approval by the Company’s Board of Directors?
A:    Yes. Changes to this Policy require approval by the Company’s Board of Directors or a duly appointed committee of the Board of Directors. The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason.

NKGen Biotech, Inc.
Insider Trading Policy
Certification
To: NKGen Biotech, Inc.
I, ________________________, have received and read a copy of the NKGen Biotech, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with NKGen Biotech, Inc. I understand that this policy constitutes a material term of my employment or other service relationship with NKGen Biotech, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)

A-1